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                                                                   EXHIBIT 10.1


                              OFFICER LOAN POLICY


     RESOLVED: That in accordance with the authority granted by Delaware Statutes, section 143, the following policy regarding advances to officers be and hereby is established:

1. Advances to officers shall be granted only where it is deemed necessary and in the best interest of the officer in question and this Company.

2.   Advances shall be limited to one-half the officer's annual base salary.

3. Interest on any advances in excess of $10,000.00 in the aggregate per officer shall be charged at the minimum rate provided in section 483 of the Internal Revenue Code as amended from time to time. The current minimum rate is nine (9) percent per annum.

4. The Chief Operating Officer of the Company, except when a determination related to such officer, and in such case, the Chief Executive Officer, shall determine the terms and conditions of any advance to an officer except as provided in the preceding paragraph.


Adopted at Board of Directors Meeting January 31, 1980.